Exhibit 99.1

Investor Contact:	Media Contact:
A. Pierre Dubois	Travis Small
Pierpont Investor Relations	Rasky Baerlein Strategic Communications
Director of Investor Relations	Vice President
(512) 527-2921	(617) 443-9933 x356

Valence Technology Reports Fiscal 2009

Second Quarter and Six Month Financial Results

Austin, Texas (Nov. 10, 2008) - Valence Technology, Inc. (NASDAQ:VLNC), an international developer of safe lithium phosphate energy storage solutions, today reported financial results for its fiscal 2009 second quarter and six months ended Sept. 30, 2008.

Summary of results for fiscal 2009 second quarter compared to fiscal 2008 second quarter:

•      Revenue of $5.8 million compared to $5.6 million.

•      Gross margin of a negative $171,000 compared to a positive $663,000.

•      Operating expense of $4.8 million compared to $4.1 million.

•      Operating loss of $5.0 million compared to a loss of $3.4 million.

•      Net loss available to common shareholders of $6.2 million or $0.05 per share, compared to a net loss available to common stockholders of $4.9 million or $0.04 per share.

Summary of results for fiscal 2009 six months compared to fiscal 2008 six months:

•      Revenue of $16.8 million compared to $9.6 million.

•      Gross margin of a negative $197,000 compared to a positive $1.2 million.

•      Operating expenses of $9.5 million compared to $7.6 million.

•      Operating loss of $9.7 million compared to a loss of $6.4 million.

•      Net loss available to common shareholders of $11.8 million or $0.10 per share, compared to a net loss available to common stockholders $9.3 million or $0.08 per share.

“Recent discussions with potential new clients validate our view that European markets are becoming the early adopters of lithium phosphate technology,” said Robert L. Kanode, president and chief executive officer of Valence Technology. “Our proven ability to deliver commercial volumes of safe and reliable energy storage solutions provides us with a clear advantage in a market where supply is limited. In addition to higher pack sales, we continue to pursue additional paths to top line growth which include new licensing opportunities, expanded cathode powder sales and strategic alliances.”

SECOND QUARTER FINANCIAL RESULTS

For the second quarter of fiscal 2009, the Company reported total revenue of $5.8 million compared to $5.6 million for the same period last year. Gross margin declined to a negative $171,000 compared to a positive $663,000 last year. The recent quarter also included inventory adjustments which increased cost of sales and reduced gross margin.  This included a $480,000 adjustment related to the previously announced plans to discontinue the N-Charge® product line and focus on higher margin large-format energy solutions.

Overall operating expenses rose to $4.8 million from $4.1 million in last year’s quarter. The net loss available to common stockholders was $6.2 million or $0.05 per share, compared to a net loss of $4.9 million or $0.04 per share, for the same period last year.

SIX MONTH FINANCIAL RESULTS

For the six-month period ended Sept. 30, 2008, the Company reported total revenue of $16.8 million compared to $9.6 million for the same period last year, or a 75% increase, mainly due to new customer shipments. Gross margin declined to a negative $197,000 compared to a positive $1.2 million last year.  The six-month period ended Sept. 30, 2008 included inventory adjustments which increased cost of sales and reduced gross margin. This included a $2.0 million adjustment related to the previously announced plans to discontinue the N-Charge® product line and focus on higher margin large-format energy solutions.

Overall operating expenses rose to $9.5 million from $7.6 million compared to the same period last year in order to facilitate the ramp in the current fiscal year revenues. The net loss available to common stockholders was $11.8 million or $0.10 per share, compared to a net loss of $9.3 million or $0.08 per share, for the same period last year.

SECOND QUARTER FISCAL 2009 CONFERENCE CALL AND WEBCAST

Valence will conduct a conference call today to discuss its second quarter fiscal 2009 financial results at 3:30 p.m. CST (4:30 p.m. EST). The conference call will be webcast and may be accessed by all interested parties at www.valence.com. Click on the Company section and then click on the Investor Relations link. To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial (888) 211-4624 and enter conference identification number 4656574 to participate. Callers outside the United States and Canada can dial (913) 312-0700 and enter conference identification number 4656574 to participate.

A telephonic replay will be available from 6:30 p.m. CST on Nov. 10, 2008, through 6:30 p.m. CST on Nov. 18, 2008. To access the replay, please dial (888) 203-1112 and enter the following identification number 4656574. Callers outside the United States and Canada can access the replay by dialing (719) 457-0820 and entering conference identification number 4656574. In addition, a replay of the webcast will be available on the company’s Web site at www.valence.com.

ABOUT VALENCE TECHNOLOGY INC.

Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products, including, in particular, whether we will realize the anticipated benefits of our agreement to sell our batteries to the Smith Electric Vehicles division of The Tanfield Group PLC; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year, including the Smith Electric Vehicles division of The Tanfield Group, PLC, which has publicly disclosed its financial difficulties and has not communicated its intent regarding future orders from us; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2008 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED BALANCE SHEET DATA

(amounts in thousands)

	September 30,	March 31,
	2008	2008
Assets
Total Current Assets	$29,100	$22,011
Total Assets	$35,186	$27,158

Liabilities, Preferred Stock and Stockholders’ Deficit
Total Current Liabilities	$13,444	$10,811
Total Liabilities	$90,380	$85,865

Redeemable Convertible Preferred Stock	$8,610	$8,610
Total Stockholders’ Deficit	$(63,804)	$(67,317)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$35,186	$27,158

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED INCOME STATEMENT DATA

(amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Total revenues	$5,816	$5,552	$16,806	$9,605

Gross margin profit (loss)	$(171)	$663	$(197)	$1,189

Operating Expenses	$4,845	$4,101	$9,466	$7,603

Operating loss	$(5,016)	$(3,438)	$(9,663)	$(6,414)

Net loss available to common stockholders	$(6,225)	$(4,872)	$(11,791)	$(9,252)

Net loss per share available to common stockholders	$(0.05)	$(0.04)	$(0.10)	$(0.08)

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